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                                                                  EXHIBIT 99.1

                               FOR IMMEDIATE RELEASE

Contacts: Michael F. Elliott, Chairman and CEO of NCBE   (812) 464-9604
       Robert A. Keil, President of NCBE   (812) 464-9673


                NATIONAL CITY BANCSHARES, INC. REPORTS HIGHEST EVER
                             FIRST SIX MONTHS EARNINGS

EVANSVILLE, INDIANA -- July 29, 1998 -- National City Bancshares, Inc. (NASDAQ:
NCBE), a multi-bank holding company headquartered in Evansville, Indiana, today reported that net income for the first six months ended June 30, 1998, was $10,236,000, or $0.89 per share on a diluted basis, up from $10,046,000, or $0.89 per share on a diluted basis for the same period in 1997.

Net income for the second quarter of 1998 reflects nonrecurring after-tax charges of approximately $325,000 associated with merger activities. These charges reduced earnings per share by approximately $0.03. Including these nonrecurring charges, net income for the second quarter was $4,882,000, or $0.42 per share on a diluted basis, versus $5,144,000, or $0.46 per share on a diluted basis in 1997.

"We have seen improvement in our operating performance for several years. Our increase in operating income is directly attributable to the consistent application of our profit improvement strategies across our newly acquired institutions and strong management within our affiliates," commented Michael F. Elliott, Chairman and Chief Executive Officer of NCBE.

Elliott stated that year-to-date and second quarter earnings evidence the firm's commitment to creating long-term shareholder value. "We must always act in the best long-term interests of our shareholders, and sometimes that means making decisions that are not immediately translated into higher earnings."

Supporting this assertion, Robert A. Keil, President of NCBE, added, "Our 1998 volume of activity in the merger and acquisition area has added expenses, adversely affecting current income. These new acquisitions, however, should prove to be accretive, increase our ongoing profit potential, and fortify our competitive position."

NCBE has also initiated a shift in its earning asset mix toward higher-yielding commercial loans, away from lower yielding investments. Elliott commented, "While we continue to maintain the highest of credit standards in growing our loan portfolio, management realizes the low loan loss environment that the industry has enjoyed will not persist. Thus, we have increased our reserves as we have positively changed our asset composition Reserves as a percent of total loans increased from .86% to .95%, or by over $3 million year-over-year."

Net interest income and noninterest income also improved over the prior year. Net interest income was $15,653,000, compared to $13,802,000 for the same period in 1997. This increase of $1,851,000, or 13.4 percent, was primarily due to an increase in loan volume. Second quarter noninterest income, excluding security gains, increased $769,000, or 33.4 percent, from $2,305,000 in 1997 to $3,074,000 this year. On a year-to-date basis, 1998 non-interest income, exclusive of security gains, increased $1,384,000, or 30.9%, over the corresponding period in 1997.

During the second quarter, NCBE completed the acquisition of Illinois One Bancorp, Inc., a one-bank holding company for Illinois One Bank, National Association. Illinois One Bank had assets of $84.8 million as of June 30, 1998. Also during the quarter, NCBE announced definitive agreements with Hoosier Hills Financial Corporation, a one-bank holding company for Ripley County Bank in Osgood, Indiana; Princeton Federal Bank, fsb, in Princeton, Kentucky; 1st Bancorp

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Vienna, Inc., a one-bank holding company for The First State Bank of Vienna in Vienna, Illinois; and Commonwealth Commercial Corp., a one-bank holding company for Bank of Crittenden in Crittenden, Kentucky.

Forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause NCBE's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by NCBE in its periodic reports filed with the Securities and Exchange Commission.


PROFILE OF NATIONAL CITY BANCSHARES, INC.

National City Bancshares, Inc., a $1.6 billion multi-bank holding company headquartered in Evansville, Indiana, operates fourteen financial institutions in forty-seven locations in Indiana, Illinois, and Kentucky. NCBE has acquisitions pending with the following financial organizations: Trigg Bancorp, Inc., headquartered in Cadiz, Kentucky; Community First Financial, Inc., headquartered in Maysville, Kentucky; Hoosier Hills Financial Corporation, headquartered in Osgood, Indiana; 1st Bancorp Vienna, Inc., headquartered in Vienna, Illinois; Princeton Federal Bank, fsb, headquartered in Princeton, Kentucky; Commonwealth Commercial Corp., headquartered in Crittenden, Kentucky; Downstate Banking Co., headquartered in Brookport, Illinois; and Progressive Bancshares, Inc., headquartered in Lexington, Kentucky. If all pending acquisitions are closed, NCBE will have total bank assets of nearly $2.2 billion.

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                            National City Bancshares, Inc.
                                 Financial Highlights


(Dollar Amounts Other Than Share Data in Thousands)      Three Months Ended            Six Months Ended
                                                              June 30                       June 30
-----------------------------------------------------------------------------------------------------------
PER SHARE:                                            1998          1997(1)         1998           1997(1)
                                                  ----------    ----------      ----------     ----------
   Net Income - Basic                             $     0.43    $     0.46      $     0.90     $     0.90
   Net Income - Diluted                                 0.42          0.46            0.89           0.89
   Dividends Declared (2)                               0.18      0.15 1/4            0.36       0.30 1/2
   Book Value                                          14.35         12.58           14.35          12.58
   Closing Stock Price                                 40.25         39.52           40.25          39.52
                                                  ----------    ----------      ----------     ----------
FOR THE PERIOD:
   Net Interest Income                               $15,653    $   13,802      $   30,458     $   27,160
   Provision for Loan Losses                           1,575           273           1,841            684
   Noninterest Income                                  4,068         2,458           6,916          5,094
   Noninterest Expense                                11,208         8,644          20,831         17,124
   Net Income                                          4,882         5,144          10,236         10,046
   Dividends Declared (2)                              2,040         1,485           3,975          2,983
                                                  ----------    ----------      ----------     ----------
END OF PERIOD BALANCES:
   Total Assets                                   $1,603,671    $1,332,194      $1,603,671     $1,332,194
   Total Loans                                     1,139,367       913,084       1,139,367        913,084
   Allowance for Loan Losses                          10,842         7,830          10,842          7,830
   Deposits                                        1,236,397     1,021,930       1,236,397      1,021,930
   Shareholders' Equity                              162,690       139,198         162,690        139,198
                                                  ----------    ----------      ----------     ----------
AVERAGES:
   Total Assets                                   $1,629,933    $1,312,647      $1,533,863    $12,870,128
   Loans, Net                                      1,107,344       887,171       1,049,101        868,442
   Deposits                                        1,240,165     1,019,639       1,189,625      1,007,935
   Shareholders' Equity                              157,784       139,067         157,665        139,274
                                                  ----------    ----------      ----------     ----------

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(Dollar Amounts Other Than Share Data in Thousands)      Three Months Ended            Six Months Ended
                                                              June 30                       June 30
-----------------------------------------------------------------------------------------------------------
                                                      1998         1997(1)         1998           1997(1)
                                                  ----------    ----------      ----------     ----------
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                          11,332,007    11,284,299      11,324,564     11,200,553
   Diluted                                        11,478,212    11,307,256      11,472,290     11,330,150
                                                  ----------    ----------      ----------     ----------
SELECTED RATIO:
   Return on Average Assets                             1.20%         1.57%           1.35%          1.57%
   Return on Average Equity                            12.41         14.84           13.10          14.56
   Net Interest Margin                                  4.67          4.91            4.79           4.93
   Tangible Equity to Tangible Assets                   7.82          9.66            7.82           9.66
   Equity Capital to Total Assets                      10.14         10.45           10.14          10.45
   Allowance for loan losses as a percent
     of underperforming loans (3)                     154.24        165.56          154.24         165.56
   Ratio of Market-to-Book Value                      280.49        314.18          280.49         314.18
   Price Earnings Multiple                             23.40         21.48           22.36          21.96
   Cash Dividend Yield                                  0.89          0.77            1.79           1.54
                                                  ----------    ----------      ----------     ----------


(1) Restated to reflect the merger, on a pooling-of-interest basis, with Fourth First Bancorp on December 31, 1997, and Illinois One Bancorp, Inc. on May 31, 1998. The per share data and weighted average shares outstanding have been restated to reflect a 5% stock dividend paid in December 1997.
(2)  As paid by National City Bancshares, Inc.
(3) Underperforming loans consist of nonaccrual loans, restructured loans, and loans 90 days past due.